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                                                                   Exhibit 3.1.4

           FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     DARWIN PROFESSIONAL UNDERWRITERS, INC.

      DARWIN PROFESSIONAL UNDERWRITERS, INC. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on March 3, 2003 and filed Certificates of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware on November 11, 2005 and May 15, 2006.

      2. At a meeting of the Board of Directors of the Corporation held on May 3, 2006, a resolution was duly adopted, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth an Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amended and Restated Certificate of Incorporation advisable. The stockholders of the Corporation duly approved said proposed Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amended and Restated Certificate of Incorporation is as follows:

RESOLVED:       That the Certificate of Incorporation, be and hereby is amended and restated in its entirety so that the same shall read as follows:


      FIRST: The name of the Corporation is Darwin Professional Underwriters,
Inc.

      SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 N. Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 60,000,000 shares, of which 50,000,000 shares shall be common stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares shall be preferred stock, par value $ 0.10 per share (the "Preferred Stock"), of which 114,860 shares have been designated as Series A Preferred Stock, 197,178 shares have been designated as Series B Convertible Preferred Stock and 125,000 shares have been designated as Series C Preferred Stock.


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            A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and any other designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required, pursuant to any Preferred Stock Designation.

            B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

            C. Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibits A through C attached hereto and incorporated herein by reference:

            Exhibit A: Series A Preferred Stock

            Exhibit B: Series B Convertible Preferred Stock

            Exhibit C: Series C Preferred Stock

      FIFTH: Number, election and terms of directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by action of a majority of the members of the Board of Directors then in office, but in no event shall such number of directors be less than three nor more than fifteen. Elections of members of the Board of Directors, other than those who may be elected by

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the holders of any series of Preferred Stock under specified circumstances, shall be held at the annual meeting of stockholders and each member of the Board of Directors shall hold office until such director's successor is elected and qualified, subject to such director's earlier death, resignation, disqualification or removal.

            B. Stockholder nomination of director candidates and introduction of business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

            C. Newly created directorships and vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for a term expiring at the succeeding annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

            D. Removal. Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that this Section D of Article FIFTH shall apply, in respect of the removal without cause of a director or directors elected by the holders of a class or series of stock pursuant to this Certificate of Incorporation or any Preferred Stock Designation, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

      SIXTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation pursuant to a resolution adopted by the vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

      SEVENTH: Subject to the rights of the holders of any series of Preferred Stock, (A) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that this Section (A) of the first sentence of Article SEVENTH shall not apply to prohibit stockholder action by written consent in conformity with the provisions of Section 228 of the General Corporation Law of the State of Delaware, so long as Alleghany Corporation, a Delaware corporation, holds a majority of the Voting Stock of the Corporation and (B) special meetings of stockholders of the Corporation may be called only in the manner provided in this Article SEVENTH. At any time in the interval between regular meetings,

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special meetings of stockholders may be called only (x) by a majority of the
Board of Directors or (y) upon the written request filed with the Secretary of the Corporation of holders of at least thirty percent (30%) of the outstanding shares of Voting Stock, to be held at such times and at such places within or without the State of Delaware as may be specified in the notices of such meetings. The notice of any special meeting shall state the purpose of the meeting and specify the action to be taken at said meeting and no business shall be transacted thereat except that specifically named in the notice.

      EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Section (A) of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

            B. (1) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in subsection (3) of this Section (B) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

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            (2) In addition to the right to indemnification conferred in subsection (1) of this Section (B), an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under subsection 2 of this Section (B) or otherwise.

            (3) If a claim under subsection (1) or (2) of this Section (B) is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be


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      indemnified, or to such advancement of expenses, under this Section (B) or otherwise shall be on the Corporation.

            (4) The rights to indemnification and to the advancement of expenses conferred in this Section (B) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Corporation's Bylaws, agreement, vote of stockholders or directors or otherwise.

            (5) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

            (6) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

            (7) The rights conferred upon indemnitees in this Section (B) shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Section (B) that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

      NINTH: A. General. In recognition and anticipation (i) that the Corporation will not be wholly owned by Alleghany and its management, (ii) that directors, officers, employees and/or agents of Alleghany may serve as directors and/or officers of the Corporation, (iii) that Alleghany may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage,
(iv) that Alleghany may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (v) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of Alleghany, and the duties of any directors or officers of the Corporation who are also directors, officers, employees or agents of Alleghany, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and Alleghany, on the other hand, the provisions of this Article NINTH shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation and Affiliated


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Companies in relation to Alleghany and the conduct of certain affairs of the
Corporation and Affiliated Companies as they may involve Alleghany and the officers, directors, employees and agents of Alleghany, and the power, rights, duties and liabilities of the Corporation and Affiliated Companies and the officers, directors and stockholders of the Corporation and Affiliated Companies in connection therewith. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

      B. Business Activities. Except as otherwise agreed in writing between the Corporation and Alleghany, Alleghany shall to the fullest extent permitted by law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or (ii) doing business with any client, customer or vendor of the Corporation.

      C. Corporate Opportunities.

            (1) In the event that Alleghany acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Alleghany, unless such opportunity was expressly offered to Alleghany in its capacity as a stockholder of the Corporation, the Corporation hereby renounces to the fullest extent permitted by law any interest or expectancy in such corporate opportunity such that (1) the Corporation waives any claim that such corporate opportunity should have been presented to the Corporation or any Affiliated Company thereof and
      (2) Alleghany shall have no duty to communicate or present such corporate opportunity to the Corporation.

            (2) In the event that a director or officer of the Corporation who is also a director, officer, employee or agent of Alleghany acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Alleghany, then unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, the Corporation hereby renounces to the fullest extent permitted by law any interest or expectancy in such corporate opportunity such that (1) the Corporation waives any claim that such corporate opportunity should have been presented to the Corporation or any Affiliated Company thereof and (2) such officer or director shall have no duty to communicate or present such corporate opportunity to the Corporation.

      D. Certain Definitions. For purposes of this Article NINTH, (a) "Affiliated Company" in respect of the Corporation shall mean any entity controlled by the Corporation, (b) "Alleghany" means Alleghany Corporation, a Delaware corporation, all successors to Alleghany Corporation by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations and other entities in which Alleghany Corporation (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such


                                       7
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entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any entity controlled by the Corporation, and (c) "corporate opportunities" shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, by their nature, in the line of the Corporation's business and are of practical advantage to it.

      E. Severability. To the extent that any provision of this Article NINTH is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation.

      TENTH: The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware ("Section 203"), and the restrictions contained in Section 203 shall not apply to the Corporation.

      ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter provided herein or by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article ELEVENTH.


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      IN WITNESS WHEREOF, Darwin Professional Underwriters, Inc. has caused this
Certificate to be signed in its name and on its behalf as of the    day of     ,
2006, by Stephen J. Sills, its duly authorized officer.


                   DARWIN PROFESSIONAL UNDERWRITERS, INC.



                   By:_______________________________________

                   Name:     Stephen J. Sills
                   Title:    President and Chief Executive Officer


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                                                                       Exhibit A

                            SERIES A PREFERRED STOCK

      1. Designation. The shares of such series of Preferred Stock shall be designated "Series A Preferred Stock" (referred to herein as "Series A Stock"). The number of shares constituting the Series A Stock shall be 114,860.

      2. Dividend Rights. Notwithstanding anything to the contrary in Article FOURTH of the Certificate of Incorporation, dividends shall not accrue on shares of Series A Stock.


      3. Liquidation.

            (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the shares of Series A Stock shall be entitled, before any distribution or payment is made upon any shares of common stock of the Corporation (referred to herein as "Common Stock") or any other shares of equity securities as the Board may designate from time to time that are not designated pari passu or senior to the Series A Stock upon a Liquidation (collectively, the "Junior Securities"), to be paid an amount equal to $20 per share of Series A Stock (the "Liquidation Preference"). If, upon Liquidation, the assets to be distributed among the holders of Series A Stock and the holders of any series of stock which ranks pari passu to the Series A Stock upon Liquidation shall be insufficient to permit payment in full to the holders of Series A Stock and the holders of any series of stock which ranks pari passu to the Series A Stock upon Liquidation of their respective liquidation preferences, then the entire assets of the Corporation shall be distributed to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

            (b) Remaining Assets. Upon Liquidation, after the holders of Series A Stock and the holders of any series of stock which ranks pari passu to the Series A Stock upon Liquidation shall have been paid in full their respective liquidation preferences, the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Junior Securities then outstanding.

            (c) Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Series A Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series A Stock.

            (d) Change of Control. The holders of the outstanding shares of Series A Stock may elect to deem any of (i) a consolidation or merger of the Corporation resulting in the failure of Alleghany Corporation (together with its affiliates and subsidiaries, "Alleghany") to own, directly or indirectly, at least 51% of the outstanding shares of Common Stock of the Corporation, (ii) a sale of shares of Common Stock of the Corporation resulting in Alleghany's failure to own, directly or indirectly, at least 51% of the outstanding shares of Common Stock of the Corporation, (iii) a sale of all or substantially all of the assets of the Corporation and any subsidiaries of the Corporation existing at the time of such sale, or (iv) an initial public offering of shares of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, in connection with which the Common Stock of the Corporation becomes listed on a U.S. national securities exchange or traded on the Nasdaq National Market System, as a Liquidation for the purposes of this Section 3.

      4. Redemption.

            (a) Redemption Procedure. At any time or from time to time, the Corporation may, at the option of the Board, redeem all or a portion of the outstanding shares of Series A Stock (a "Redemption" and, any such date, a "Redemption Date") at $20 per share (the "Redemption Price"), with no redemption premium. In the event that less than all outstanding shares of Series A Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board. Notice of any Redemption, specifying the time and place of such Redemption, shall be mailed to each holder of record of the shares of Series A Stock to be redeemed, at his or her address of record, not less than 10 days prior to the Redemption Date. If less than all the shares owned by such stockholder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares.

            (b) Effect of Redemption.

            (i) Unless the Corporation defaults in the payment in full of the Redemption Price, all rights of the holders of such shares as stockholders of the Corporation by reason of the ownership of such shares shall cease on the Redemption Date, except the right to receive the amount payable upon Redemption of such shares, on presentation and surrender of the respective certificates representing such shares, and such shares shall not, after the Redemption Date, be deemed to be outstanding for any purpose whatsoever (notwithstanding that any certificates representing shares called for Redemption have not been surrendered for cancellation). In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

            (ii) Any shares of Series A Stock which shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, and effective upon the taking of any action required by law, have the status of authorized but unissued shares of Preferred Stock.


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

            5. Reacquired Shares. Whenever any shares of Series A Stock are reacquired by the Corporation in any manner, such shares may not be reissued as shares of such series, and shall, upon the filing of a proper certificate with the Secretary of State of the State of Delaware, be returned to the status of authorized but undesignated shares of Preferred Stock.

            6. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series A Stock shall have the following voting rights: except as otherwise required by applicable law, each share of Series A Stock shall entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and with holders of all other shares entitled to vote thereon. With respect to any such vote, each share of Series A Stock will be entitled to one vote.


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                                                                       Exhibit B

                      SERIES B CONVERTIBLE PREFERRED STOCK

      1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The authorized number of shares of Series B Preferred Stock shall be 197,178. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

      2. Ranking. The Series B Preferred Stock shall rank on a parity with the Series A Preferred Stock and the Series C Preferred Stock with respect to dividend rights and rights on liquidation, dissolution or winding up, and shall, together with the Series A Preferred Stock and the Series C Preferred Stock, rank senior to all other equity securities of the Corporation, and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized. The approval of the holders of two-thirds of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, shall be a prerequisite to the designation or issuance of any series or class of the Corporation's preferred stock ranking pari passu with or senior to the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock with respect to dividend rights and rights on liquidation, dissolution or winding up.

      3. Dividends and Distributions.

      a. Dividends. The holders of shares of Series B Preferred Stock shall be entitled to receive with respect to each share of Series B Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available therefor ("Legally Available Funds"), dividends at an annual percentage of the Liquidation Preference as set forth in clause (i) below, calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable, at the option of the Corporation, (x) through the issuance of shares of Series C Preferred Stock, (y) in cash, or (z) in a combination thereof. Dividends shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are Legally Available Funds and whether or not restricted by the terms of any of the Corporation's indebtedness outstanding at any time) on a quarterly basis from the date the Series B Preferred Stock is issued by the Corporation. Accrued dividends not paid on any Dividend Payment Date (as defined below) shall accrue additional dividends at the annual dividend rate then in effect until paid in full.

      (i) The Series B Preferred Stock dividend shall be paid (A) at an annual rate of 5.0% of the Liquidation Preference for the period from January 1, 2006 through December 31, 2006, (B) at an annual rate of 6.0% of the Liquidation Preference for the period from January 1, 2007 through December 31, 2007, and
(C) thereafter, at an annual rate of 7.0% of the Liquidation Preference; provided, however, that if the Optional Redemption Event occurs then the annual dividend rate on any outstanding shares of Series B Preferred Stock shall be increased from and after the date of occurrence of the Optional Redemption Event to 10.0% of the Liquidation Preference.

      (ii) Dividends shall be payable quarterly, in arrears, on April 1, July 1, October 1, and January 1 of each year (each, a "Dividend Payment Date"). The dividend payment period for any dividend payable on a Dividend Payment Date shall be the period beginning on the immediately preceding Dividend Payment Date (or on January 1, 2006 in the case of the first dividend payment period) and ending on the day preceding such later Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of Series B Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day. If a dividend is to be paid in shares of Series C Preferred Stock, the number of shares issuable shall be equal to a fraction, the numerator of which is the dividend to be paid, expressed in United States dollars, and the denominator of which is the liquidation preference of the Series C Preferred Stock. Payment of a dividend in shares of Series C Preferred Stock to a holder of the Series B Preferred Stock shall be made by delivering a certificate or certificates evidencing such shares, which shall be dated as of the applicable Dividend Payment Date, to such holder on the applicable Dividend Payment Date at such holder's address as it shall appear on the stock register of the Corporation at the close of business on the record date for such Dividend Payment Date; provided, that such shares shall be deemed issued on the applicable Dividend Payment Date.

      (iii) The Corporation shall from time to time take all action necessary to ensure that enough shares of Series C Preferred Stock are available for issuance as required pursuant to this Section 3(a).

      (iv) In connection with any payment of dividends in shares of Series C Preferred Stock pursuant to Section 3(a)(ii), fractional shares of Series C Preferred Stock (i) may be issued and (ii) shall be rounded up to the nearest one one-hundredth of a share.

      b. Record Date. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of any dividends payable pursuant to Section 3(a), which record date shall not be more than 30 days nor less than 10 days prior to the applicable Dividend Payment Date.

      c. Dividends Pro Rata. All dividends paid with respect to shares of Series B Preferred Stock pursuant to this Section 3(a) shall be paid pro rata to the holders entitled thereto.

      d. Certain Restrictions.

      (i) The holders of shares of Class B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

      (ii) For so long as any shares of Series B Preferred Stock are outstanding, no dividends shall be paid on the Common Stock of the Corporation.

      4. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

      a. Except as otherwise required by applicable law, each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with the holders of the Common Stock and with holders of all other shares entitled to vote thereon. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast assuming that such shares of Series B Preferred Stock had been converted, on the record date for determining the stockholders of the Corporation eligible to vote on any such matters, into the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible as provided in Section 6.

      b. Unless the consent or approval of a greater number of shares shall then be required by law, during such time as the Series B Preferred Stock is outstanding, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, in person or by proxy, at any special or annual meeting of stockholders called for the purpose or by written consent, shall be necessary to (i) authorize, adopt or approve an amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of Series B Preferred Stock, adversely alter or change the powers, preferences or special rights of the shares of Series B Preferred Stock, or alter or change the powers, preferences or special rights of any other capital stock of the Corporation in a manner that would adversely affect the shares of Series B Preferred Stock, (ii) amend, alter or repeal the Certificate of Incorporation or the Corporation's By-laws so as to adversely affect the shares of Series B Preferred Stock including, without limitation, by granting any voting right to any holder of notes, bonds debentures or other debt obligations of the Corporation or (iii) issue any shares of Common Stock, or any securities convertible into shares of Common Stock, except (x) upon exercise of options granted under the Darwin Professional Underwriters, Inc. Option Plan or (y) in connection with a Qualified Initial Public Offering.

      5. Liquidation, Dissolution or Winding Up.

      a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), before any distribution or payment to holders of Common Stock or of any other capital stock ranking in any such event junior to the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid an amount equal to the greater of (i) the Liquidation Preference with respect to each share of Series B Preferred Stock plus an amount equal to all accrued and unpaid dividends, if any, with respect to such shares of Series B Preferred Stock or (ii) the amount that the holders of shares of Series B Preferred Stock would be entitled to receive in connection with such Liquidation, if all of the holders of the Series B Preferred Stock had converted their shares immediately prior to any relevant record date or payment in connection with such Liquidation, before any payment or distribution is made to any class or series of capital stock ranking junior to the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock.

      b. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

      c. For purposes of this Section 5, a Change of Control Event shall be deemed to be a Liquidation of the Corporation, and the Liquidation Preference shall be paid in the form of consideration paid in such Change of Control Event on the closing date of such Change of Control Event; provided that, if after giving effect to each of (x) payment to the holders of Series A Preferred Stock of the liquidation preference of the Series A Preferred Stock, (y) payment to the holders of Series C Preferred Stock of the liquidation preference of the Series C Preferred Stock and (z) conversion of the shares of Series B Preferred Stock into shares of Common Stock pursuant to Section 6(a) below, the holders of Series B Preferred Stock would receive, for each such share of Common Stock into which shares of Series B Preferred Stock were converted, consideration in the Change of Control Event, in the form of cash and/or Marketable Securities, having a value greater than the Conversion Price, then such Change of Control Event shall not be deemed to be a Liquidation for purposes of this Section 5.

      d. Change of Control Event.

      (i) Upon a proposed Change of Control Event where the consideration to be received in such Change of Control Event consists solely of cash, the Corporation shall promptly give written notice of the proposed Change of Control Event to each holder of record of shares of Series B Preferred Stock at its address as shown by the records of the Corporation. Such written notice shall include a statement as to whether the proposed Change of Control Event will be deemed to be a Liquidation, and shall include a certificate, signed by the President or one of the Vice Presidents of the Corporation and by the Chief Financial Officer of the Corporation, setting forth in reasonable detail the calculation supporting the determination as to whether or not the proposed Change of Control Event will be deemed to be a Liquidation.

      (ii) If the consideration to be received in the Change of Control Event includes Marketable Securities, such Marketable Securities shall be valued at their Current Market Price. The Corporation shall promptly give written notice of the proposed Change of Control Event to each holder of record of shares of Series B Preferred Stock at its address as shown by the records of the Corporation. Such written notice shall include a statement as to whether the proposed Change of Control Event is expected to be deemed to be a Liquidation, based upon the Current Market Price of the Marketable Securities on the third
(3rd) day prior to the date of giving of such notice, and shall include a certificate, signed by the President or one of the Vice Presidents of the Corporation and by the Chief Financial Officer of the Corporation, setting forth in reasonable detail the calculation supporting the determination as to whether or not the proposed Change of Control Event is expected to be deemed to be a Liquidation. Not later than the second (2nd) day prior to the date of closing of the Change of Control Event, the Corporation shall give written notice to each holder of record of shares of Series B Preferred Stock at its address as shown by the records of the Corporation an updated notice (the "Final Notice") as to whether the Change of Control Event will be deemed to be a Liquidation, based upon the Current Market Price of the Marketable Securities on the third (3rd) day prior to the date of closing of the Change of Control Event, with an updated certificate, signed by the President or one of the Vice Presidents of the Corporation and by the Chief Financial Officer of the Corporation, setting forth in reasonable detail the calculation supporting the determination as to whether or not the Change of Control Event will be deemed to be a Liquidation. Absent manifest error, the notification in the Final Notice as to whether or not the Change of Control Event will be deemed to be a Liquidation will be final and binding upon the Corporation and upon each holder of Series B Preferred Stock.

      (iii) Upon the occurrence of a Change of Control Event which is not deemed to be a Liquidation, all of the outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, all in accordance with the provisions of Section 6 hereof.

      e. Liquidation Notice. The Corporation shall give written notice of a Liquidation (or of a Change of Control Event that is deemed to be a Liquidation) certified by the Chief Financial Officer of the Corporation, stating the payment or payments to be made and the place where such payment or payments shall be payable, not less than ten (10) days prior to the earliest payment date stated therein, to each holder of record of shares of Series B Preferred Stock at its address as shown by the records of the Corporation.

      f. Form of Delivery. Any written notice required to be given hereunder to a holder of shares of Series B Preferred Stock shall be mailed by certified or registered mail (return receipt requested), delivered by overnight mail or courier service, or sent by telecopier.

      6. Conversion.

      a. Stockholders' Right To Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, or from time to time, into that number of shares of Common Stock equal to a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Conversion Price.

      The option to convert into shares of Common Stock shall be exercised by surrendering for such purpose to the Corporation, at the principal executive offices of the Corporation, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. At the time of such surrender, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common

Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

      b. Automatic Conversion. On the date of (i) the closing of a Qualified Initial Public Offering, (ii) the closing of a Change of Control Event that is not deemed to be a Liquidation pursuant to Section 5 or (iii) the approval of holders of a majority of the outstanding shares of Series B Preferred Stock (each, an "Automatic Conversion"), each share of Series B Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be converted into that number of shares of Common Stock equal to a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Conversion Price. Immediately thereafter, each holder of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder's Series B Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person. Upon notice from the Corporation, each holder of Series B Preferred Stock so converted shall promptly surrender to the Corporation, at the principal executive offices of the Corporation, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer.

      c. Antidilution Adjustments. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series B Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in capital stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares,
(y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its capital stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 6(c)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series B Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this
Section 6(c) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

      d. De Minimis Adjustments. No adjustment of the Conversion Price shall be made if the amount of such adjustment would result in a change in the Conversion Price per share of less than $0.01, but in such case any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Conversion Price of $0.05 per share. If the Corporation shall, at any time or from time to time, issue Common Stock by way of dividends on any stock of the Corporation or subdivide or combine the outstanding shares of the Common Stock, such amounts of $0.01 and $0.05 (as theretofore increased or decreased, if such amounts shall have been adjusted in accordance with the provisions of this clause) shall forthwith be proportionately increased in the case of a combination or decreased in the case of a subdivision or stock dividend so as appropriately to reflect the same. Notwithstanding the provisions of the first sentence of this Section 6(d), any adjustment postponed pursuant to this Section 6(d) shall be made no later than the earlier of (i) three years from the date of the transaction that would, but for the provisions of the first sentence of this Section 6(d), have required such adjustment and (ii) the date of any conversion of shares of Series B Preferred Stock.

      e. Fractional Shares. In connection with any conversion of shares of Series B Preferred Stock pursuant to Section 6(a) or 6(b), no fractional shares of Common Stock will be issued, but in lieu thereof the Corporation shall either
(x) round up any fractional shares to the next highest whole share or (y) pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the fair market value (based on a good faith determination by the Corporation's Board of Directors) of a share of Common Stock. For the avoidance of doubt, whether or not a fractional share of Common Stock is issuable to a holder of Series B Preferred Stock upon such conversion shall by determined on the basis of the aggregate number of shares of Series B Preferred Stock owned by such holder at any time converting into Common Stock and the number of shares of Common Stock issuable upon the conversion of such aggregate number of shares.

      f. Reorganization, Reclassification, Merger and Sale of Assets Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock, the consolidation or merger of the Corporation with or into another Person (other than a Change in Control Event or merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another Person (in each case other than a Change in Control Event), then the holder of each share of Series B Preferred Stock shall have the right to receive in such reorganization, reclassification, consolidation, merger, sale or conveyance a security identical to (and not less favorable than) the Series B Preferred Stock and provision shall be made therefor in the agreement, if any, relating to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, such security shall provide for appropriate adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 6. The provisions of this Section 6 and any new security issued pursuant to this Section similarly shall apply to successive transactions.

      g. Certificate as to Adjustments. Whenever the number of shares of Common Stock issuable, or the securities or other property deliverable upon the conversion of the Series B Preferred Stock, shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series B Preferred Stock at its address as shown by the records of the Corporation and shall forthwith file, at its principal executive offices, a certificate, signed by the President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the number of shares of Common Stock issuable, or the securities or other property deliverable, per share of Series B Preferred Stock converted, calculated to the nearest cent or to the nearest one one-hundredth of a share and setting forth in reasonable detail the method of calculation.

      h. Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series B Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock and shall take all action required to increase the authorized number of shares of Common Stock, as the case may be, if at any time there shall be insufficient authorized but unissued shares of Common Stock, as the case may be, to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock.

      i. No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the holder of shares of Series B Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

      7. Redemption. The Corporation may, as provided below, redeem the shares of Series B Preferred Stock.

      a. Optional Redemption. Upon at least five (5) days prior written notice to each holder of record of shares of Series B Preferred Stock, the Corporation may redeem, at any time and from time to time (each such date of redemption, an "Optional Redemption Date") upon or after the date of occurrence of the Optional Redemption Event, all or any portion of the outstanding shares of Series B Preferred Stock (which amount shall be specified in such notice) at a redemption price per share equal to the greater of (x) the Liquidation Preference plus an amount equal to all accrued and unpaid dividends, if any, with respect to such share of Series B Preferred Stock and (y) the product of (i) the Fair Market Value (as mutually determined by the Board of Directors and the holders of a majority of the shares of Series B Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series B Preferred Stock shall fail to agree, by a Financial Expert) of one share of Common Stock and (ii) the number of shares of Common Stock into which a share of Series B Preferred Stock may be converted at such time. If on any Optional Redemption Date only a portion of the outstanding shares of Series B Preferred Stock are being redeemed, then the Corporation shall make such partial redemption from all holders of shares of Series B Preferred Stock pro rata based on the number of shares of Series B Preferred Stock held by each such holder. In accordance with Section 3(a)(i) above, upon the occurrence of the Optional Redemption Event, the annual dividend rate on any outstanding shares of Series B Preferred Stock shall be increased from and after the date of the occurrence of the Optional Redemption Event to 10.0% of the Liquidation Preference. The total sum payable per share of Series B Preferred Stock to be redeemed (the "Optionally Redeemed Shares") on any Optional Redemption Date is referred to as an "Optional Redemption Price", and the payment to be made on the Optional Redemption Date for the Optionally Redeemed Shares to be redeemed on such Optional Redemption Date is referred to as an "Optional Redemption Payment." Each Optional Redemption Payment shall be made by wire transfer in cash to accounts designated by the holders of Series B Preferred Stock. Upon notice from the Corporation, each holder of Optionally Redeemed Shares shall promptly surrender to the Corporation, at the principal executive offices of the Corporation, certificates representing such Optionally Redeemed Shares, duly endorsed in blank or accompanied by proper instruments of transfer.

      b. Termination of Rights. Except as set forth in Section 7(a), on and after any Optional Redemption Date, all rights of any holder of Series B Preferred Stock in respect of Optionally Redeemed Shares shall cease and terminate; and such Optionally Redeemed Shares to be redeemed on such Optional Redemption Date shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of an Optional Redemption Payment related to such Optionally Redeemed Shares, such Optionally Redeemed Shares shall be deemed to continue to be outstanding and the rights of the holders of such Optionally Redeemed Shares (including the right to accrual and payment of dividends at the annual dividend rate of 10.0% of the Liquidation Preference as provided in Section 3(a)(i) above) shall continue to the extent of such default until the Corporation cures such default.

      c. Qualified Initial Public Offering Redemption. Upon at least two (2) days prior written notice to each holder of record of Series B Preferred Stock, the Corporation may elect to redeem (the "QIPO Redemption") all or any portion of the shares (which number of shares shall be specified in such notice and which number shall include shares for which the QIPO Redemption Payment would be paid out of the proceeds received by the Corporation from the sale of the Firm Commitment Shares (the "Firm Commitment Proceeds Shares") and shares for which the QIPO Redemption Payment would be paid out of the proceeds received by the Corporation from the sale of Over-Allotment Shares (the "Option Proceeds Shares")) of Series B Preferred Stock (the Firm Commitment Proceeds Shares and the Option Proceeds Shares, collectively, the "QIPO Redeemed Shares") immediately prior to the closing of a Qualified Initial Public Offering, at a redemption price per share equal the product of (x) the number of shares of Common Stock into which a share of Series B Preferred Stock may be converted at such time and (y) the offering price per share of Common Stock (less underwriting commissions) in such Qualified Initial Public Offering. (The payment to be made on the date of the QIPO Redemption for the QIPO Redeemed Shares is referred to as the "QIPO Redemption Payment"). The QIPO Redemption Payment shall be made by wire transfer in cash to accounts designated by the holders of Series B Preferred Stock. Upon notice from the Corporation, each holder of QIPO Redeemed Shares shall promptly surrender to the Corporation, at the principal executive offices of the Corporation, certificates representing such QIPO Redeemed Shares, duly entered in blank or accompanied by proper instruments at transfer. If the QIPO Redemption Payment for all or any portion of the Firm Commitment Proceeds Shares is not paid at the closing of the Qualified Initial Public Offering, then all or such portion of the Firm Commitment Proceeds Shares for which the QIPO Redemption Payment has not been made shall be deemed not to have been redeemed and they shall convert into shares of Common Stock upon the closing of such Qualified Initial Public Offering pursuant to Section 6(b). If the QIPO Redemption Payment for Option Proceeds Shares is not paid within forty (40) days after the closing of the Qualified Initial Public Offering, then the Option Proceeds Shares for which the QIPO Redemption Payment has not been made shall be deemed (i) not to have been redeemed and (ii) to have been converted into shares of Common Stock upon the closing of such Qualified Initial Public Offering pursuant to Section 6(b).

      8. Certain Remedies. Any registered holder of shares of Series B Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

      9. Reacquired Shares. Whenever any shares of Series A Stock are reacquired by the Corporation in any manner, such shares may not be reissued as shares of such series, and shall, upon the filing of a proper certificate with the Secretary of State of the State of Delaware, be returned to the status of authorized but undesignated shares of Preferred Stock.

      10. Definitions. For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

      "Affiliate," when used with reference to any Person, shall mean another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" and "under common control with") means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the Person in question.

      "AIHL" means Alleghany Insurance Holdings LLC, a Delaware limited liability company.

      "Automatic Conversion" has the meaning assigned such term in Section 6(b).

      "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to be closed.

      "Certificate of Incorporation" means the Certificate of Incorporation of Darwin Professional Underwriters, Inc., together with Certificates of Designations related thereto, in each case as amended from time to time.

      "Change of Control Event" means the occurrence of any Person, other than AIHL or an Affiliate of AIHL, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by voting power) of the Corporation, or
(y) a sale
of more than 50% of the total gross fair market value of the assets of the Corporation to any Person other than AIHL or an Affiliate of AIHL.

      "Common Stock" shall mean the common stock of the Corporation, par value $0.10 per share, outstanding as of the Issue Date, or any other class or series of stock resulting from successive changes or reclassifications of the Common Stock.

      "Conversion Price" shall initially (i.e. as of the Issue Date) mean, with respect to each share of Series B Preferred Stock, an amount equal to $219.08667, which is equal to (x) the product of the Liquidation Preference of $1,000 per share multiplied by the 197,178 shares of Series B Preferred Stock issued as of the Issue Date divided by (y) 900,000.

      "Current Market Price" per share of Marketable Securities means, as of the date of determination, the average of the daily per share Market Price of such Marketable Securities during the immediately preceding five (5) trading days ending on such date.

      "Darwin Professional Underwriters, Inc. Option Plan" means the option plan to be established by the Corporation providing for the grant of options to purchase up to 1.0% of the shares of Common Stock, determined on a basis which assumes conversion of all shares of Series B Preferred Stock issued on the Issue Date into Common Stock, for an aggregate exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

      "Dividend Payment Date" has the meaning assigned such term in Section 3(a)(ii).

      "Fair Market Value" of a share of Common Stock means the fair market value of one share of Common Stock on the date of determination.

      "Final Notice" has the meaning assigned such term in Section 5(d)(ii).

      "Financial Expert" means a nationally recognized independent appraiser or investment banker selected to assist in a determination of Fair Market Value. The fees and expenses of such Financial Expert shall be paid solely by the Corporation. If the Corporation and the holders of a majority of the outstanding shares of Series B Preferred Stock are unable to agree upon a mutually acceptable Financial Expert within a period of thirty (30) days, then each of the Corporation and the holders of a majority of the outstanding shares of Series B Preferred Stock shall designate a nationally recognized independent appraiser or investment banker, which two designees will be asked to select a third nationally recognized independent appraiser or investment banker to act as the Financial Expert hereunder. The selection of the Financial Expert by the two designees of the Corporation and of the holders of a majority of the outstanding shares of Series B Preferred Stock will be final. A Financial Expert selected to assist in a determination of the Fair Market Value of a share of Common Stock shall be instructed to determine such value based on the per share purchase price that a willing buyer would pay in an arm's-length purchase of all of the common equity of the Corporation.

      "Firm Commitment Shares" means the shares of Common Stock which are purchased by the Underwriters pursuant to the Underwriting Agreement on a firm commitment basis.

      "Issue Date" shall mean the date on which the shares of Series B Preferred Stock are issued.

      "Legally Available Funds" has the meaning assigned such term in Section 3(a).

      "Liquidation" has the meaning assigned such term in Section 5(a).

      "Liquidation Preference" shall mean, with respect to each share of Series B Preferred Stock, $1,000.

      "Market Price" means, with respect to any Marketable Securities, as of the date of determination, the closing price per share of such Marketable Securities for such date published in The Wall Street Journal (National Edition).

      "Marketable Securities" means securities that are traded on a United States national securities exchange or traded on the Nasdaq National Market System, provided, however, that any such securities shall be deemed Marketable Securities only if they are freely tradable, not subject to restrictions on transfer as a result of any applicable securities laws (including without limitation the Securities Act of 1933, as amended, and the rules and regulations thereunder) or contractual provisions.

      "Optional Redemption Date" has the meaning assigned such term in Section 7(a).

      "Optional Redemption Event" means the earliest to occur of (x) December 31, 2010, (y) the date Stephen J. Sills voluntarily terminates his employment with the Corporation and (z) the date Stephen J. Sills retires from the Corporation.

      "Optional Redemption Payment" has the meaning assigned such term in
Section 7(a).

      "Optional Redemption Price" has the meaning assigned such term in Section 7(a).

      "Optionally Redeemed Shares" has the meaning assigned such term in Section 7(a).

      "Over-Allotment Shares" means the shares of Common Stock which may be purchased by the Underwriters pursuant to the over-allotment option granted to the Underwriters pursuant to the Underwriting Agreement.

      "Person" shall mean any individual, firm, corporation, partnership, trust incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

      "QIPO Redeemed Shares" has the meaning assigned such term in Section 7(d).

      "QIPO Redemption" has the meaning assigned such term in Section 7(d).

      "QIPO Redemption Payment" has the meaning assigned such term in Section 7(d).

      "Qualified Initial Public Offering" shall mean the initial public offering by the Corporation of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the per share offering price (after deduction of underwriting commissions) is at least equal to the Conversion Price, and in connection with which the shares of Common Stock become listed on a United States national securities exchange or traded on the Nasdaq National Market System.

      "Series A Preferred Stock" means the shares of Series A Preferred Stock of the Corporation, par value $0.10 per share.

      "Series B Preferred Stock" has the meaning assigned such term in Section
1.

      "Series C Preferred Stock" means the shares of Series C Preferred Stock of the Corporation, par value $0.10 per share.

      "Underwriters" means the underwriters in a Qualified Initial Public Offering.

      "Underwriting Agreement" means the underwriting agreement entered into by and among the Company and the Underwriters in connection with a Qualified Initial Public Offering.

                                                                       Exhibit C

                            SERIES C PREFERRED STOCK

      1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series C Preferred Stock" (the "Series C Preferred Stock"). The authorized number of shares of Series C Preferred Stock shall be 125,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

      2. Ranking. The Series C Preferred Stock shall rank on parity with the Series A Preferred Stock and the Series B Preferred Stock with respect to dividend rights and rights on liquidation, dissolution or winding up, and shall, together with the Series A Preferred Stock and the Series B Preferred Stock, rank senior to all other equity securities of the Corporation, and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized. The approval of the holders of two-thirds of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, shall be a prerequisite to the designation or issuance of any series or class of the Corporation's preferred stock ranking pari passu with or senior to the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock with respect to dividend rights and rights on liquidation, dissolution or winding up.

      3. Dividends and Distributions.

      a. Dividends. The holders of shares of Series C Preferred Stock shall be entitled to receive with respect to each share of Series C Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available therefor ("Legally Available Funds"), dividends at an annual percentage of the Liquidation Preference as set forth in clause (i) below, calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable, at the option of the Corporation, (x) through the issuance of additional shares of Series C Preferred Stock, (y) in cash, or (z) in a combination thereof. Dividends shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are Legally Available Funds and whether or not restricted by the terms of any of the Corporation's indebtedness outstanding at any time) on a quarterly basis from the date the Series C Preferred Stock is issued by the Corporation. Accrued dividends not paid on any Dividend Payment Date (as defined below) shall accrue additional dividends at the annual dividend rate then in effect until paid in full.

            (i) The Series C Preferred Stock dividend shall be paid (A) at an annual rate of 5.0% of the Liquidation Preference for the period from January 1, 2006 through December 31, 2006, (B) at an annual rate of 6.0% of the Liquidation Preference for the period from January 1, 2007 through December 31, 2007, and (C) thereafter, at an annual rate of 7.0% of the Liquidation Preference; provided, however, that from and after the Increased Dividend Date, the annual dividend rate on any outstanding shares of Series C Preferred Stock shall be increased to the Increased Dividend Rate.

            (ii) Dividends shall be payable quarterly, in arrears, on April 1, July 1, October 1, and January 1 of each year (each, a "Dividend Payment Date"). The dividend payment period for any dividend payable on a Dividend Payment Date shall be the period beginning on the immediately preceding Dividend Payment Date (or on the issue date in the case of the first dividend payment period) and ending on the day preceding such later Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of Series C Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day. If a dividend is to be paid in additional shares of Series C Preferred Stock, the number of shares issuable shall be equal to a fraction, the numerator of which is the dividend to be paid, expressed in United States dollars, and the denominator of which is the Liquidation Preference. Payment of a dividend in additional shares of Series C Preferred Stock to a holder of the Series C Preferred Stock shall be made by delivering a certificate or certificates evidencing such shares, which shall be dated as of the applicable Dividend Payment Date, to such holder on the applicable Dividend Payment Date at such holder's address as it shall appear on the stock register of the Corporation at the close of business on the record date for such Dividend Payment Date; provided, that such shares shall be deemed issued on the applicable Dividend Payment Date.

            (iii) The Corporation shall from time to time take all action necessary to ensure that enough shares of Series C Preferred Stock are available for issuance as required pursuant to this Section 3(a).

            (iv) In connection with any payment of dividends in additional shares of Series C Preferred Stock pursuant to Section 3(a)(ii), fractional shares of Series C Preferred Stock (i) may be issued and (ii) shall be rounded up to the nearest one one-hundredth of a share.

      b. Record Date. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of any dividends payable pursuant to Section 3(a), which record date shall not be more than 30 days nor less than 10 days prior to the applicable Dividend Payment Date.

      c. Dividends Pro Rata. All dividends paid with respect to shares of Series C Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

      d. Certain Restrictions.

            (i) The holders of shares of Class C Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

            (ii) For so long as any shares of Series C Preferred Stock are outstanding, no dividends shall be paid on the Common Stock of the Corporation.

      4. Voting Rights.

      a. In addition to any voting rights provided by law, the holders of shares of Series C Preferred Stock shall have the following voting rights: unless the consent or approval of a greater number of shares shall then be required by law, during such time as the Series C Preferred Stock is outstanding, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, in person or by proxy, at any special or annual meeting of stockholders called for the purpose or by written consent, shall be necessary to
(i) authorize, adopt or approve an amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of Series C Preferred Stock, adversely alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock, or alter or change the powers, preferences or special rights of any other capital stock of the Corporation in a manner that would adversely affect the shares of Series C Preferred Stock, or
(ii) amend, alter or repeal the Certificate of Incorporation or the Corporation's By-laws so as to adversely affect the shares of Series C Preferred Stock including, without limitation, by granting any voting right to any holder of notes, bonds debentures or other debt obligations of the Corporation.

      b. Notwithstanding anything to the contrary in Article FOURTH of the Certificate of Incorporation, the holders of shares of Series C Preferred Stock shall not have any voting rights except as provided in Section 4(a).

      5. Liquidation, Dissolution or Winding Up.

      a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), before any distribution or payment to holders of Common Stock or of any other capital stock ranking in any such event junior to the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, the holders of shares of Series C Preferred Stock shall be entitled to be paid in cash an amount equal to the Liquidation Preference with respect to each share of Series C Preferred Stock, plus an amount equal to all accrued and unpaid dividends, if any, with respect to such share of Series C Preferred Stock.

      b. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

      c. Liquidation Notice. The Corporation shall give written notice of a Liquidation certified by the Chief Financial Officer of the Corporation, stating the payment or payments to be made and the place where such payment or payments shall be payable, not less than ten (10) days prior to the earliest payment date stated therein, to each holder of record of shares of Series C Preferred Stock at its address as shown by the records of the Corporation.

      d. Form of Delivery. Any written notice required to be given hereunder to a holder of shares of Series C Preferred Stock shall be mailed by certified or registered mail (return receipt requested), delivered by overnight mail or courier service, or sent by telecopier.

      6. No Conversion Rights. The Series C Preferred Stock shall not be convertible into shares of Common Stock or any other class or series of capital stock of the Corporation.

      7. Redemption.

      a. Mandatory Redemption. The Corporation shall, as provided below, redeem the shares of Series C Preferred Stock.

            (i) On the date of the occurrence of a Mandatory Redemption Event (the "Mandatory Redemption Date") all but not less than all shares of Series C Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holders thereof, be redeemed at a redemption price per share equal to the Liquidation Preference plus an amount equal to all accrued and unpaid dividends, if any, with respect to such share of Series C Preferred Stock. The total sum payable per share of Series C Preferred Stock to be redeemed (the "Mandatory Redeemed Shares") on any Mandatory Redemption Date is referred to as the "Mandatory Redemption Price," and the payment to be made on the Mandatory Redemption Date for the Mandatory Redeemed Shares is referred to as the "Mandatory Redemption Payment." The Mandatory Redemption Payment shall be made by wire transfer in cash to accounts designated by the holders of Series C Preferred Stock. Upon notice from the Corporation, each holder of Mandatory Redeemed Shares shall promptly surrender to the Corporation, at the principal executive offices of the Corporation, certificates representing such Mandatory Redeemed Shares, duly endorsed in blank or accompanied by proper instruments of transfer. In the event that the Corporation fails to redeem the outstanding shares of Series C Preferred Stock in connection with a Mandatory Redemption Event, then, from and after the Mandatory Redemption Date, the annual dividend rate shall be increased to the Increased Dividend Rate.

            (ii) Termination of Rights. Except as set forth in Section 7(a)(ii), on and after the Mandatory Redemption Date, all rights of any holder of Series C Preferred Stock in respect of Mandatory Redeemed Shares shall cease and terminate; and such Mandatory Redeemed Shares to be redeemed on the

      Mandatory Redemption Date shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Mandatory Redemption Payment, the Mandatory Redeemed Shares shall be deemed to continue to be outstanding and the rights of the holders of the Mandatory Redeemed Shares (including the right to accrual and payment of dividends from and after the Mandatory Redemption Date at the Increased Dividend Rate) shall continue to the extent of such default until the Corporation cures such default.

            (iii) Insufficient Funds. If the funds of the Corporation available for redemption of the Mandatory Redeemed Shares by law or otherwise on the Mandatory Redemption Date are insufficient to redeem the Mandatory Redeemed Shares on such date, the holders of the Mandatory Redeemed Shares shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on the Mandatory Redemption Date were redeemed in full. The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Corporation from paying the Mandatory Redemption Price and redeeming all of the Mandatory Redeemed Shares to be redeemed hereunder. At any time thereafter when additional funds of the Corporation are available by law for the redemption of Mandatory Redeemed Shares, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

      b. Optional Redemption. The Corporation may, as provided below, redeem the shares of Series C Preferred Stock.

            (i) Upon at least five (5) days prior written notice to each holder of record of shares of Series C Preferred Stock, the Corporation may redeem, at any time and from time to time (each such date of redemption, an "Optional Redemption Date"), all or any portion of the outstanding shares of Series C Preferred Stock (which amount shall be specified in such notice) at a redemption price per share equal to the Liquidation Preference plus an amount equal to all accrued and unpaid dividends, if any, with respect to such share of Series C Preferred Stock. If on any Optional Redemption Date only a portion of the outstanding shares of Series C Preferred Stock are being redeemed, then the Corporation shall make such partial redemption from all holders of shares of Series C Preferred Stock pro rata based on the number of shares of Series C Preferred Stock held by each such holder. The total sum payable per share of Series C Preferred Stock to be redeemed (the "Optionally Redeemed Shares") on any Optional Redemption Date is referred to as an "Optional Redemption Price," and the payment to be made on the Optional Redemption Date for the Optionally

      Redeemed Shares to be redeemed on such Optional Redemption Date is referred to as an "Optional Redemption Payment." Each Optional Redemption Payment shall be made by wire transfer in cash to accounts designated by the holders of Series C Preferred Stock. Upon notice from the Corporation, each holder of Optionally Redeemed Shares shall promptly surrender to the Corporation, at the principal executive offices of the Corporation, certificates representing such Optionally Redeemed Shares, duly endorsed in blank or accompanied by proper instruments of transfer.

            (ii) Termination of Rights. On and after any Optional Redemption Date all rights of any holder of Series C Preferred Stock in respect of Optionally Redeemed Shares shall cease and terminate; and such Optionally Redeemed Shares to be redeemed on such Optional Redemption Date shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of an Optional Redemption Payment related to such Optionally Redeemed Shares, such Optionally Redeemed Shares shall be deemed to continue to be outstanding and the rights of the holders of such Optionally Redeemed Shares shall continue to the extent of such default until the Corporation cures such default.

      8. Certain Remedies. Any registered holder of shares of Series C Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

      9. Definitions. For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

      "Affiliate," when used with reference to any Person, shall mean another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" and "under common control with") means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the Person in question.

      "AIHL" means Alleghany Insurance Holdings LLC, a Delaware limited liability company.

      "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to be closed.

      "Certificate of Incorporation" means the Certificate of Incorporation of Darwin Professional Underwriters, Inc., together with Certificates of Designations related thereto, in each case as amended from time to time.

      "Change of Control Event" means the occurrence of any Person, other than AIHL or an Affiliate of AIHL, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by voting power) of the Corporation, or
(y) a sale of more than 50% of the total gross fair market value of the assets of the Corporation to any Person other than AIHL or an Affiliate of AIHL.

      "Common Stock" shall mean the common stock of the Corporation, par value $0.10 per share, outstanding as of the Issue Date, or any other class or series of stock resulting from successive changes or reclassifications of the Common Stock.

      "Dividend Payment Date" has the meaning assigned such term in Section 3(a)(ii).

i"Fair Market Value" of a share of Common Stock means the fair market value of one share of Common Stock on the date of determination.

      "Increased Dividend Date" means the earliest to occur of (x) December 31, 2010, (y) the date Stephen J. Sills voluntarily terminates his employment with the Corporation and (z) the date Stephen J. Sills retires from the Corporation.

      "Increased Dividend Rate" means a dividend rate per annum equal to 10.0% of the Liquidation Preference.

      "IPO" shall mean the initial public offering by the Corporation of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in connection with which the shares of Common Stock become listed on a United States national securities exchange or traded on the Nasdaq National Market System.

      "Issue Date" shall mean the first date on which shares of Series C Preferred Stock are issued.

      "Legally Available Funds" has the meaning assigned such term in Section 3(a).

      "Liquidation" has the meaning assigned such term in Section 5(a).

      "Liquidation Preference" shall mean, with respect to each share of Series C Preferred Stock, $1,000.

      "Mandatory Redeemed Shares" has the meaning assigned such term in Section 7(a).

      "Mandatory Redemption Date" has the meaning assigned such term in Section 7(a).

      "Mandatory Redemption Event" means (i) the closing of any Change of Control Event, (ii) the closing of any IPO, or (iii) the election by the holders of Series B Preferred Stock to convert such Series B Preferred Stock into Common Stock pursuant to Section 6(b)(iii) of the Certificate of the Powers, Designations, Preferences and Rights of the Series B Preferred Stock.

      "Mandatory Redemption Price" has the meaning assigned such term in Section 7(a).

      "Mandatory Redemption Payment" has the meaning assigned such term in
Section 7(a).

      "Optionally Redeemed Shares" has the meaning assigned such term in Section 7(b).

      "Optional Redemption Date" has the meaning assigned such term in Section 7(b).

      "Optional Redemption Price" has the meaning assigned such term in Section 7(b).

      "Optional Redemption Payment" has the meaning assigned such term in
Section 7(b).

      "Person" shall mean any individual, firm, corporation, partnership, trust incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

      "Series A Preferred Stock" means the shares of Series A Preferred Stock of the Corporation, par value $0.10 per share.

      "Series B Preferred Stock" means the shares of Series B Convertible Preferred Stock of the Corporation, par value $0.10 per share.

     "Series C Preferred Stock" has the meaning assigned such term in Section 1.